Exhibit 10.1

ASPENBIO PHARMA, INC.

AMENDMENT TO AMENDED AND RESTATED 2002 STOCK INCENTIVE PLAN,
 AS AMENDED

EFFECTIVE JULY 8, 2011

This Amendment No. 4, dated and effective July 8, 2011 (the “Amendment”) is an amendment to the 2002 Stock Incentive Plan, as amended and restated on June 1, 2007, as amended (the “Plan”), of AspenBio Pharma, Inc., a Colorado corporation (the “Company”).  All capitalized terms used in this Amendment without definition have the meanings set forth in the Plan.

WHEREAS, Section 20(a) authorizes the Board of Directors of the Company to make amendments to the Plan, subject to shareholder approval as required by law or agreement.

WHEREAS, on May 31, 2011, the Board approved amendments to the Plan to increase the number of shares available for awards under the Plan from 6,800,000 to 7,500,000, and to extend the termination date of the Plan to July 8, 2021, and submitted such amendments to the Company’s shareholders for approval at the annual meeting of shareholders held on July 8, 2011.

WHEREAS, on July 8, 2011, the shareholders approved the foregoing amendments to the Plan.

NOW, THEREFORE, intending to be legally bound, and in accordance with the approvals set forth in the WHEREAS clauses, which are incorporated by reference into this Amendment, the Company amends the Plan as follows:

1.           Section 4 of the Plan is deleted in its entirety and is replaced by the following:

“4.           The Common Stock.  The Board is authorized to appropriate, issue and sell for the purposes of the Plan, and the Option Committee is authorized to grant Options and Rights to Purchase with respect to, a total number, not in excess of 7,500,000 shares of Common Stock, either treasury or authorized but unissued or the number and kind of shares of stock or other securities which in accordance with Section 16 of this Plan shall be substituted for the 7,500,000 shares or into which such 7,500,000 shares shall be adjusted.  All or any unsold shares subject to an Option or Right to Purchase that for any reason expires or otherwise terminates may again be made subject to Options or Rights to Purchase under the Plan.  No person may be granted Options or Rights to Purchase under this Plan covering in excess of an aggregate of 500,000 Option Shares and shares of Restricted Stock in any calendar year, subject to adjustments in connection with Section 16 of this Plan.”

2.           Section 17 of the Plan is deleted in its entirety and is replaced by the following:

“17.           Effective Date of Plan; Termination Date of Plan.  The Plan shall be deemed effective February 2002 and shall terminate at midnight on July 8, 2021, except as to Options previously granted and outstanding under the Plan at that time. No Options or Rights to Purchase shall be granted after the date on which the Plan terminates. The Plan may be abandoned or terminated at any earlier time by the Board, except with respect to any Options or Rights to Purchase then outstanding under the Plan.”

3.           Except as amended by this Amendment, the Plan continues in full force and effect.

4.           In the event of a conflict between this Amendment and the Plan, this Amendment shall govern.